     As filed with the Securities and Exchange Commission on August 14, 2000
                                                     Registration No. __________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           PowerChannel Holdings, Inc.
                 (Name of Small Business Issuer in Its Charter)

       Delaware                                7379                         13-4104759
(State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)         Identification No.)

                        20 Squadron Boulevard, Suite 210
                               New City, NY 10956
                                 (914) 639-0600
          (Address and Telephone Number of Principal Executive Offices)

                              --------------------

                              James B. Gambrell, IV
                                    President
                           PowerChannel Holdings, Inc.
                        20 Squadron Boulevard, Suite 210
                               New City, NY 10956
                                 (914) 639-0600
             (Name, Address, Telephone Number of Agent for Service)

                                 With a copy to:
                             Herbert F. Kozlov, Esq.
                        Parker Duryee Rosoff & Haft, P.C.
                                529 Fifth Avenue
                               New York, NY 10017
                                 (212) 599-0500

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

                              --------------------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / _________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check this following box. /X/ _________________

                                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                   Proposed Maximum          Proposed Maximum
   Title of Each Class of          Amount         Offering Price Per     Aggregate Offering Price     Amount of
 Securities To Be Registered  To Be Registered         Share(1)                    (1)            Registration Fee
--------------------------------------------------------------------------------------------------------------------
  Common Stock...............    2,175,607              $0.1287                  $280,000              $73.92
====================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 14, 2000

                                   PROSPECTUS

                                2,175,607 Shares
                           PowerChannel Holdings, Inc.

                                  Common Stock

         The selling stockholders of PowerChannel Holdings, Inc. listed on page __ under the caption "Selling Stockholders" may offer and resell up to an aggregate of 2,175,607 shares of our common stock under this prospectus. These represent shares of common stock that the selling stockholders may receive upon conversion of their Series A Convertible Notes.

         We will not receive any proceeds from the resale of these shares.

                              --------------------

         See "Risk Factors" beginning on page __ of this prospectus for a discussion of certain factors that you should consider before purchasing any shares.

                              --------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                The date of this prospectus is August ____, 2000.



[The following language is located on the left margin of the first page of the preliminary prospectus.]


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                              Page
                                                              -----

Prospectus Summary............................................   1
Risk Factors..................................................   2
Special Note Regarding Forward Looking Statements.............   6
Capitalization................................................   7
Use of Proceeds...............................................   7
Market for Common Stock.......................................   7
Dividend Policy...............................................   7
Management's Plan of Operation................................   8
Business......................................................  10
Management....................................................  21
Principal Stockholders........................................  23
Related Party Transactions....................................  24
Selling Stockholders..........................................  25
Description of Securities.....................................  26
Shares Eligible for Future Sale...............................  28
Plan of Distribution..........................................  28
Legal Matters.................................................  29
Experts.......................................................  30
Where You Can Get More Information............................  30
Index to Financial Statements.................................  F-1

                               Prospectus Summary

         You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                          PowerChannel Holdings, Inc.

Our Company

         Our Company, PowerChannel Holdings, Inc., is a development stage company. We were incorporated in the State of Delaware on March 26,1999. Our principal executive offices are located at 20 Squadron Boulevard, Suite 210, New City, New York 10965, and our telephone number at this address is (914) 639-0600.

         PowerChannel intends to furnish free Internet access to members of the general public who agree to supply household purchasing and behavioral information. PowerChannel will sell that demographic information to businesses in exchange for a fee. PowerChannel will provide its subscribers with set-top boxes that will allow free Internet access when attached to a television and telephone line. The subscribers will be required to respond to monthly surveys provided by PowerChannel through the set-top boxes. These detailed household survey responses, together with targeted interactive marketing and analytic services based on them, will be sold to businesses that require such services and information for their direct marketing and customer relationship management programs.

         When we refer to "PowerChannel," "we," "our," and "us" in this prospectus, we mean PowerChannel Holdings, Inc., including our subsidiaries, PowerChannel Inc. and PowerChannel.com Inc., unless otherwise indicated by the context.

The Offering

Common Stock offered by the Selling Stockholders       2,175,607 shares
Common Stock to be outstanding after the Offering     23,864,535 shares

                                  Risk Factors

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus, including our financial statements and the related notes, before you purchase any shares of our common stock. The following risks, if they occur, could materially harm our business, financial condition, or future results of operations. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have no operating history that you can use to evaluate us.

         We began our business in March 1999, and we have not generated any commercial revenues to date. We have been devoting our efforts to various organizational activities. As a result, we have no operating history that you can use to evaluate us. Our business must be considered in light of the risks, expenses, and problems frequently encountered by companies in the early stages of development, particularly companies, like ours, in new and rapidly evolving markets such as Internet access.

Given our recurring losses and accumulated deficits, we may be unable to continue as a going concern.

         Our independent auditors issued a report on their audit of our consolidated financial statements for the year ended December 31, 1999. Their report contains an explanatory paragraph in which they state that our history of recurring losses and our working capital and stockholders' deficits raise substantial doubt regarding our ability to continue as a going concern.

Our ability to attract and retain subscribers depends on factors we cannot control.

         Our success will depend, to a great extent, on our ability to attract and retain subscribers. We estimate that we will need at least 50,000 subscribers to obtain meaningful data to sell to our customers. Our ability to attract and retain subscribers will depend, in turn, on a number of factors, many of which are beyond our control. One factor is the extent to which our set top box design, when developed, is easy for subscribers and prospective subscribers to use and understand. Another factor is the date we commence operations, since prospective subscribers may obtain access to the Internet from our competitors during any delay in the start of our operations. Because of these and other factors, we cannot accurately predict our subscriber growth rate or our future revenues.

Our ability to attract and retain customers interested in purchasing the data or targeted interactive marketing services based on the data could have a significant effect on our business and financial results.

         We will be primarily dependent on major corporate customers for our revenue. We will not sell any products or services directly to subscribers. Instead, we hope to sell the data we collect from our subscribers and sell it, together with targeted interactive marketing and analytic services based on it, to customers in need of market research data. Our ability to attract and retain customers will depend on a number of factors, many of which are beyond our control. These factors include:

         o our ability to attract and retain a significant number of subscribers;

         o our ability to process the monthly surveys taken by our subscribers into meaningful market research; and

         o        competition for market research data from other sources.

         We cannot assure you that we will be able to establish or maintain relationships with quality customers. Even if we are able to establish and maintain these relationships, we cannot assure you that we will be able to do so on terms favorable to us or in the numbers we need to become profitable. Our failure to obtain a sufficient number of market research customers in a timely manner could have a substantial negative effect on our business and financial results.

We may have difficulty managing our growth as planned.

         To manage our anticipated growth, we must:

         o implement and continually improve our operational, financial and management information systems;

         o        hire, train and retain additional qualified personnel;

         o        expand and upgrade core technologies; and

         o effectively manage relationships with our strategic partners, customers, subscribers and other third parties.

         Our expansion could place a significant strain on our services and support operations, sales and administrative personnel, and other resources.

We may not be able to keep up with changes in technology in our industry.

         There can be no assurance that we will be successful in developing and marketing service enhancements or new services in response to technological changes, evolving industry standards or customer demands and preferences. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of our services. Additionally, to the extent that we are able to develop new services, if at all, there can be no assurance that such services or any enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, our inability to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on our business, operating results and financial condition.

We will need additional capital in the future and it may not be available, either at all, or on acceptable terms.

         We currently have no revenue and do not expect to generate any revenues until some time after we launch our business model, build a subscriber base significant enough to gather meaningful market research data and begin selling these findings to our customers. Through our research and development cost-sharing arrangement with our United Kingdom affiliate, PowerChannel Europe PLC, we anticipate that we have available sufficient funds to meet our working capital requirements for at least the next 12 months, on the basis that no roll-out of the PowerChannel business model takes place in the United States. After that, and also if we are able to roll out our business model during the following twelve months, we will need to raise additional funds in order to finance our operations while we develop our subscriber and customer bases. We cannot assure you that financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

Our business model is largely unproven.

         PowerChannel's ability to compete successfully under its business model will be largely dependent upon its ability to sign and retain a large pool of subscribers through which it can collect the market research data. In terms of revenue sources, there is an intense competition among sellers of Internet advertising, and a variety of related pricing models have developed, making it difficult to project future levels of advertising revenues. We cannot assure you that we will be able to compete successfully against our competitors either upon commencement of our operations or thereafter or that our competition will not have a material adverse effect on our business prospects, results of operations and financial condition.

PowerChannel's cost structure is sensitive to unit costs of set top boxes.

         The Company's cost structure relies mostly on its set-top box suppliers, since the Company is not manufacturing its own units and cannot directly influence production costs. Currently, PowerChannel has been testing a number of set top boxes from multiple suppliers since each partnership and each country of deployment may require differing functionality to support the particular strategy developed for that country and partner. Moreover, PowerChannel has determined that its business strategy is best served by having more than one supplier for set top boxes. The Company has received strong support amongst the set top box manufacturing community for its plans and has identified a number of credible choices for sourcing its set top box needs.

We must customize or develop sophisticated technology, which we have limited experience in doing.


         The success of the Company's development plan requires the customization/ development and integration of numerous technology systems. The Company has no track record in these fields and must rely on third party developers and suppliers. While the Company is confident in its ability to source, develop and manage these third party relationships, its failure so to do could be detrimental to the growth, acceptance and success of its plans.


         The costs inherent in these development projects are significant and require considerable forward planning which may leave the Company unable to respond to new technology introductions or opportunities.

There is intense competition in both data gathering and free Internet provision markets.

         The information, data, advertising and Internet services industries are intensely competitive, are evolving rapidly, and are subject to rapid technological change. We expect competition to increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer and subscriber bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than we have. We can give no assurance that we will be able to successfully compete with these businesses. As a result, competition of this nature could materially adversely affect our business, operating results and financial condition. We expect that the information, data, advertising and Internet services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than ours. We do not have the contractual right to prevent our subscribers from changing to a competing network, and or they may terminate their subscriber relationship with us at will. If we are unable to compete with emerging technologies or services, we may lose a substantial amount of our subscribers and, as a result, our business and operating results may be materially adversely affected.

Our ability to enter into strategic relationships is critical to the success of our business model.

         A principal element of our growth strategy is the creation and maintenance of strategic relationships that will enable us to offer our services to a larger customer base than we could otherwise reach through our own direct marketing efforts. We cannot predict the future success or failure of our products and services or of our business overall, because of our limited operating experience with any such strategic relationships to date. Although we will consider creating direct marketing channels, we believe that strategic partner relationships may offer a more effective and efficient marketing channel. Consequently, our success will depend in part on the ultimate success of these relationships and on the ability of our strategic partners to market our services effectively. Although we view our strategic relationships as a key factor in our overall business strategy and in the development and commercialization of our services, there can be no assurance that any strategic partners that we are able to attract will view their relationships with us as significant for their own businesses or that they will not reduce or even terminate their commitment to us the future.

Non-management shareholders have no effective voice in management because management has substantial control.

         Our executive officers control PowerChannel, giving them the ability, among other things, to elect all of our directors and approve significant corporate transactions. This concentration of voting stock ownership in our executive officers may also have the effect of delaying or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even if any of these transactions would benefit you as shareholders.

PowerChannel cannot assure investors that it will effectively manage its growth

         In order to generate revenues, we need to experience substantial growth in the next twelve months and beyond as we start to implement our business strategy and introduce new products and services. This growth will place significant demands on all aspects of our business, particularly in adequately expanding our administrative, technical and financial personnel. Our success will be largely dependent upon our executive officers and other key personnel, the loss of one or more of whom could have a materially adverse effect on us. We do not currently maintain key person life insurance on the lives of any of these employees. We also believe that our success will depend upon our ability to hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information, data, advertising and Internet services industry is very intense. Our inability to identify, attract and retain such personnel may have a materially adverse effect on our business. We can give you no assurance that we will be able to retain our key employees or that we will be able to attract qualified personnel in the future.

                Special Note Regarding Forward Looking Statements

         Some of the statements under "Risk Factors," "Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, level of activity, performance, or achievements to be significantly different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                 Capitalization

         The following table sets forth the historical capitalization of PowerChannel as of March 31, 2000. You should read this table in conjunction with our financial statements and the related notes thereto, and the other financial information included elsewhere in this prospectus.


Long term indebtedness

Note payable - stockholders                                            280,000
                                                                   -----------

        Total long term indebtedness                               $   280,000
                                                                   ===========

Stockholders' equity (deficit)
         Common stock par value $.001 per share;
                  authorized 100,000,000 shares
                  issued and outstanding 21,857,000 shares              21,657
         Preferred stock par value $.001 per share;
                  authorized 10,000,000 shares
                  issued 0 shares                                         --
         Paid-in capital                                               790,500
         Subscription receivable                                        (4,569)
         Deficit accumulated during development stage               (1,118,499)
                                                                   -----------

                           Total stockholders' equity (deficit)       (310,911)
                                                                   -----------


                                 Use of Proceeds

         PowerChannel will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders pursuant to this prospectus.


                             Market for Common Stock

         As of August 10, 2000, there were 47 holders of record of PowerChannel's 21,688,928 shares of issued and outstanding common stock. Upon the effectiveness of this registration statement, PowerChannel expects to become quoted on the Nasdaq OTC bulletin board under the symbol "PCTV." As of August 10, 2000, there is no public market for the common stock of PowerChannel.


                                 Dividend Policy

         To date, PowerChannel has not declared nor paid any cash dividends on its common stock. PowerChannel currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                         Management's Plan of Operation

         The following discussion should be read in conjunction with the PowerChannel consolidated financial statements and the related notes, as well as the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. PowerChannel's actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under "risk factors" and elsewhere in this prospectus.

General

         We are a development stage company without any revenues or customers. In order for us to generate revenue and earn profits, we must first successfully launch our product somewhere in the world. To date, our focus has been on developing our business concept and attracting one or more strategic partners to help us facilitate the distribution of our products and services. This has required considerable effort on our part to identify, contact, establish rapport with and negotiate a relationship with one or more partners in any given country. While we intend to pursue the US market actively, we have not yet been able to attract a significant partner to give us a strong enough combined product offering to attract sufficient capital to fine a nationwide deployment. We do not have the money or manpower to do so in the United States at this time. However, over the next twelve months, we will attempt to help develop our business model both in the United States and overseas.

         We have not generated any revenues to date and do not expect to do so for the foreseeable future. Factors that may cause our future operating results to vary include, among others, the particular nature of whatever strategic relationships we may enter into in the future, changes in operating expenses resulting from such strategic relationships, the acceptance of our products and services by consumers and businesses, the financial and technological performance of our products, services and licenses, the availability and efficiency of various billing methods, the timing of new services and announcements, market acceptance of new and enhanced versions of our services, potential acquisitions and changes in legislation and regulation that may affect the competitive environment for our products and services, and general economic and seasonal factors, among others.

         Our plan of operation for 2000 is to prove our business concept in the United Kingdom. We have assigned the European rights to our business model to a UK company named PowerChannel Europe plc of which we own approximately 14.75%. PowerChannel Europe and its wholly owned subsidiary, PowerChannel Limited, have entered into a strategic partnership and investment arrangement with a major UK company, Granada Media Group, to develop and deploy our set-top box and Internet access services. In conjunction with HSBC Investment Bank, a major international investment bank, PowerChannel Europe is now engaged in raising equity financing to fund the deployment of an initial 250,000 set-top boxes, and intends to develop comparable strategic partnerships in other major European countries.

         In an agreement with Granada Media Group, entered into in April 2000, we have committed to devoting our executives and manpower to deploying PowerChannel throughout the United Kingdom. Under this joint venture arrangement, Granada has invested approximately $20 million in the PowerChannel business model, which will adequately cover our research and development and system development costs for the next twelve months. PowerChannel anticipates having to raise substantial amounts of capital in the next twelve months if it is to deploy its products outside of Europe (where deployment is being undertaken by PowerChannel Europe).

         We have committed the bulk of our management resources to helping develop and launch the PowerChannel concept in the United Kingdom over the next year. In return, we will be reimbursed for the costs by PowerChannel Europe. We believe that it is crucial that we prove our business concept in the UK before attempting to launch PowerChannel elsewhere. We also believe that this experience will make it much easier for us to later attract both strategic partners and the capital required to launch PowerChannel in other countries. As soon as the PowerChannel business model has been launched in the UK we will commence the search for strategic partners in the United States. However, there is risk in the potential for conflict between the needs of the UK and European operations and those of PowerChannel itself. Because many of the officers and directors of PowerChannel are also currently serving as officers and directors of PowerChannel Europe until the latter can recruit and train local management, and because they are critical to the success of both companies, there is a potential for PowerChannel to suffer from the lack of resources until such local management is in place.

         In April 2000, PowerChannel entered into agreements with PowerChannel Europe Limited (of which PowerChannel is a 14.5% shareholder) In secondment agreements for PowerChannel's three key senior executives, PowerChannel agreed to devote its personnel resources to PowerChannel Europe for the next eighteen months. In an intellectual property licensing agreement effective April 1, 2000, PowerChannel licensed its intellectual property to PowerChannel Europe. The license is perpetual, non-transferable, geographically exclusive, and provides for the reimbursement of costs by PowerChannel Europe to PowerChannel for development and operating costs. The initial development fee is $10,000.

         In February 2000, PowerChannel Europe entered into a series of agreements with Granada Media Group to launch its business model. PowerChannel Europe was a subsidiary of PowerChannel until November 1999, when PowerChannel issued a dividend to its shareholders of 80% of its PowerChannel Europe stock. Through these March 2000 agreements with Granada Media, PowerChannel Europe expects to launch its business model. Because a substantial part of what PowerChannel owns at this time is its investment in PowerChannel Europe, and because deployment in the United States will be greatly facilitated by the success of its business model in the United Kingdom, PowerChannel will potentially gain from any success PowerChannel Europe might enjoy.

         In furtherance of our goal to successfully launch the PowerChannel business model in the United States, we have also identified a number of strategic partnership opportunities by industry and category. As time and resources allow, PowerChannel intends to begin a concerted effort to identify and recruit one or more strategic partners for our deployment in other countries. However, even if we are successful in identifying and securing such partners and in obtaining the considerable capital required to finance a country-specific deployment, we may be unable to manage the relationship and deployment adequately because we are focusing our efforts on the making the UK market deployment a success.

Research and development

         We expect to have a number of proprietary systems designed, developed or customized to help us target and deliver our advertising, e-commerce and survey systems. We intend to establish systems for targeting, reporting, intelligent survey delivery, e-commerce and data mining. We also intend to design a data center.

         We are currently and extensively evaluating the competing set-top box designs that are available. The existing set-top box technologies available to us have a number of potentially limiting features. After having completed an internal assessment with our help, PowerChannel Limited has engaged a UK-based team of engineers to provide a technical evaluation of competing technologies and to propose creating an in-house upgrade if this can be achieved more cost-effectively than competing technologies and with less risk of failure. Their work will include and evaluation of the hardware and software design, browser configuration, manufacturing, quality control and numerous other issues. This will allow all the PowerChannel companies to prepare to provide a "next generation" set-top box approximately twelve months from now.



                                    Business

Business development

         PowerChannel Holdings, Inc. is a corporation organized in Delaware on March 26, 1999. PowerChannel has two wholly owned Delaware subsidiaries, and is a 14.75% shareholder in a European PowerChannel company. All references in this registration statement to "we," "us," "our," or "PowerChannel," are references to PowerChannel Holdings Inc. and its consolidated subsidiaries.

         We are a development stage company. We intend to establish a database of consumer information from subscribers to our free Internet service, and to take advantage of the commercial opportunities for exploiting this information. Our subscribers will be those consumers who agree to complete monthly surveys in exchange for continuing free Internet access. They will receive Internet access through their televisions by using the "set-top boxes" we provide, also free of charge, with any television. We call this service PCTV.

         In March 1999, PowerChannel acquired all of the outstanding shares of PowerChannel Inc. in a tax-free stock-for-stock transfer. PowerChannel Inc. was incorporated in August 1998 to take advantage of a relationship with a specific vendor in the U.S. PowerChannel Inc. entered into a ten-month long product trial in the New York area in November 1998 involving more than one hundred subscribers. The trial confirmed our view that there was substantial consumer demand for our service, and when it was complete we started the process of looking for both finance and strategic partners.

         PowerChannel.Com Inc. was incorporated in Delaware in March 2000 as a wholly owned subsidiary of PowerChannel. We intend to assign PowerChannel.Com the North American rights to use our business model. PowerChannel.com is currently seeking to form strategic partnerships with major U.S. companies to deploy its business model in the United States.

         PowerChannel Europe PLC was incorporated as a UK company in October 1998. We acquired PowerChannel Europe in April 1999. PowerChannel Europe now holds the exclusive rights to the PCTV business model for all of Europe. In November 1999, PowerChannel distributed 80% of the outstanding shares of PowerChannel Europe to our shareholders. PowerChannel is responsible for supplying its senior executives to PowerChannel Europe, as well as technological assistance. PowerChannel and PowerChannel Europe will co-operate on future research and development on a cost-sharing basis.

         PowerChannel Limited is a UK company that was formed in January 2000 to roll out the PCTV model in the United Kingdom and Ireland. PowerChannel Limited is a wholly owned subsidiary of PowerChannel Europe. PowerChannel Limited recently entered into a strategic partnership with Granada Media Group, then a wholly owned subsidiary of one of the largest commercial groups in the United Kingdom and now an independent, publicly-traded company with a market capitalization of over $10 billion. Under this alliance, Granada was given a five percent (5%) equity investment in PowerChannel Limited, and subsequently converted this holding into shares in PowerChannel Europe simultaneously with investing $21 million into PowerChannel Europe to enable PowerChannel Limited to commence the deployment of the PowerChannel business model in the United Kingdom. Under the strategic alliance, PowerChannel Limited is responsible for the purchase of set-top boxes, and Granada for marketing and distributing them, as well as for providing free Internet access through its existing Internet service provider, "G-Wizz". Granada has publicly announced that it intends to spend approximately $45 million dollars over the next three years to support marketing, customer care, advertising, distribution, content and other related costs in connection with G-Wizz.

Our business

         The PCTV business model has been conceived as a stand-alone, integrated Internet provision and data-collection business. We expect to supply consumers with free Internet access and the free hardware to enable Internet access through any television. We provide the Internet service in exchange for the subscriber's permission to collect data about that subscriber's purchasing behavior and demographics, and to sell that data to others. We have organized our corporate structure to give us the flexibility to form strategic partnerships or alliances in different geographic markets. We intend to form these relationships only with well-financed entities that can provide one or more of the operational functions required to implement the model. We intend to select a primary distribution partner to inaugurate our rollout in each market. We anticipate that each partnership will most probably involve the provision of Internet through the television. This may be supplemented by various alternative data acquisition methods, including additional partners, branded and non-branded PC-based service and the marriage of our data with data acquired by other data companies through conventional methods.

         Our aim is to become one of the world's leading providers of consumer information, using the Internet as our medium for data capture. In the process, we hope to become the industry standard for the delivery of free Internet access through television. We plan to develop a large base of subscribers both under our PCTV brand name and through strategic partners.

         For each geographic market, we believe we need to reach a level of 50,000 subscribers to begin data sales at a commercially meaningful level and to launch our data-warehousing management system. Furthermore, to become a leading source of self-reported consumer information in each market, we believe we need to reach a level of 500,000 subscribers.

         One of the great strengths of the PowerChannel business model is that it is platform-independent: the Survey for Service(TM) proposition can be provided as a menu option through any platform delivery system, such as PC, cable modem, wireless, satellite or digital television. As the penetration of these systems into the market grows, we expect to incorporate these channels into our business model. We currently concentrate on television-based service through set-top boxes because we believe that it presents the best market opportunity prevailing at this time .

Our principal products or services and their markets

Free Internet Access Through Set-top Boxes
------------------------------------------

         We supply free Internet access through free set-top boxes to our subscribers. These products and services do not, and will not, generate any revenue. Rather, the provision of this service allows us to enter into a relationship with subscribers. In exchange for these services, the subscriber must agree to provide us with a continuous supply of personal data. When the subscriber activates his set-top box, he will be asked to register by providing his personal information: home address and telephone number. He will then be greeted by a screen asking him to complete an on-screen point-and-click questionnaire containing, on average, 25 multiple-choice questions. The questionnaire is highly user-friendly and designed with engaging graphics. When the questionnaire has been completed, the subscriber will be granted instant, unlimited access to the Internet for one month. Before the end of the month, the subscriber, upon switching on the set-top box, will see a message reminding him to complete the next month's questionnaire. Should the subscriber fail to do so within a specified time frame, his Internet access will be suspended until the questionnaire is completed. If the subscriber persists in failing to complete the survey, he/she will be liable either to return the set-top box to us or pay us the retail value of the box.

Use of the Survey Responses
---------------------------

         We will take the results of the survey responses, site visitation and other Internet usage pattern data that we acquire, and synthesize and package them in various forms. We will offer these packages to companies such as data research businesses, political opinion pollsters, advertising agencies and major consumer goods companies. We may also accept commissions from these companies to provide more focused data. In addition to selling proprietary survey data to support the business operations, we also plan to generate revenue from e-commerce, targeted advertising based upon survey response and Internet usage patterns and other forms of Internet revenue. We believe that no other company currently provides the precision of behavioral and demographic data to target advertising that we intend to provide.

         Our strategic focus is to leverage and add value to this subscriber information gathered through our online data collection system. Our system is being developed to acquire individual behavioral information electronically from our subscriber base. It is designed to provide marketers with dynamic real-time access to gain actionable consumer information critical in maximizing the maintenance and growth of their business.

         We work with our data research customers to design custom survey requirements and question sets for subscriber response during any of our monthly information-acquisition cycles. This customization includes brand/ service listings, frequency of purchase, intent to purchase, usage levels and other discriminators. The applications for customized characteristics include market research, competitive marketing, product testing, cross-selling, loyalty and relationship marketing.

Distribution methods of the products or services

         We will adopt two distinct methods of distributing our subscriber services: co-distribution arrangements and direct marketing. Our financial plan assumes that the great majority of our subscribers will be acquired through co-distribution arrangements.

         O Co-distribution arrangements. By co-distributing with an entity that has a consumer customer base fitting our preferred profile, we can increase our penetration, reduce distribution costs and increase the probability of retaining that customer. By providing our distribution partners with substantial private labeling and co-branding opportunities , they may be able to use these to enhance and extend relationships with their end-users. This positioning may allow us speedy access to the broadest possible customer base through national and multinational partners Co-distribution arrangements may include electronic retail outlets, local or national telephone companies, utilities, Internet service providers and cable or television operators.

         O Subscriber Direct Distribution. We will consider a direct sales approach using a combination of television and print advertising, direct mail, and telemarketing. Among the direct marketing possibilities, we consider television advertising and telemarketing the most valuable for our purposes. These methods allow us to explain the PCTV proposition to the potential subscriber better than in printed material. We may consider developing and creating short television spots that illustrate our set-top box, showing its ease of use and explaining the commercial proposition as it relates to the subscriber. The advertisements would explicitly state that the subscriber would be receiving free Internet access in return for completing periodic on-screen questionnaires and that the data will be sold to third parties for their own purposes. However, we do not expect to implement a direct distribution plan in the near future because its high cost would require us to expend substantial amounts of capital that we do not presently have.

         O Telemarketing. We may also use outbound telemarketing to attract subscribers, using lists that identify households without personal computers. The telemarketing script would explain the product, the service and the commercial benefit of PCTV to the potential subscriber. We would have to engage the services of a major national outbound-telemarketing house to manage this program if we decided to implement it. The use of print advertisements and direct mail solicitations, supported by an inbound-telemarketing agency, could be used as a back-up to the television and outbound-telemarketing programs. These would be co-ordinated through a retained advertising agency, which would compare the results of all four approaches to assess their relative cost-effectiveness.

         O Other Subscriber Acquisition Channels. Numerous other distribution opportunities may be available to us, including wholesale, reseller, retail, agent, joint-venture, strategic or other methods. We will explore these as time and resources permit. We expect to evaluate a number of non-traditional distribution and sales models, including infomercials and multi-level marketing in addition to heavily promoting internal subscriber referrals.

Status of any publicly announced new product or service

         In April 1999, our wholly owned subsidiary, PowerChannel, Inc. announced its intention to begin deploying free set-top boxes to consumers in the U.S. as part of an ongoing product trial series. We set up a website for PowerChannel (http://www.PowerChannel.net) and another website (http://www.FreePCTV.net) to allow consumers to sign-up as an indication of their interest in receiving a free set-top box in exchange for answering survey questions. PowerChannel was the subject of numerous press articles, including ones written for Interactive Week, the Financial Times and Business Week. Having completed the trials, and having satisfied ourselves as to the potential consumer demand for our product offering, we then began looking for strategic partners and a manufacturer of set-top boxes with greater functionality.

Competition

         Although relatively new and rapidly evolving, access to the Internet by means other than a computer is intensely competitive. We expect that competition for PowerChannel's targeted subscriber base and customer base is expected to increase significantly in the future.

         We believe that the principal competitive factors for companies seeking to collect market research information by means of offering free Internet access through televisions are:

         O Obtaining a pool of subscribers large enough to gather meaningful survey data.

         O        Functionality and ease of operation with set-top boxes

         O        Brand recognition


         We will compete for subscribers with other Internet service providers. We will compete for customers with other household data compilers.

         There are currently no direct competitors who do exactly what we look to do. However, we have numerous competitors within certain segments of our business. Competitors exist in a number of distinct categories. For example, in the market for Internet access, we compete with both Internet-TV offerings, PC-based services and other Internet appliances. We also compete in categories like content provision, online advertising, e-commerce, marketing services and data and information companies. We must evaluate each competitor in light of its impact on various of our constituencies, such as subscribers, data customers, and strategic partners, including distribution organizations and access, technology, content and information providers.

         We believe that the principal competitive factors affecting the markets for our products include customer service, content, quality, price, marketing, distribution, continuation of service and proprietary technology. In addition, consumer demand for Internet services may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict our future success in producing products, or services for the consumer market.

         Because we have to operate in more than one industry and will undoubtedly attract competition from a number of areas, our goal is to co-opt potential competitors as partners. Our business model is predicated upon using strategic partners to leverage our assets, tangible and intangible, and our capabilities and thus increase our speed to market and market penetration. Obviously, this strategy is not all-encompassing and cannot be relied upon as the sole method of defending us against industry interlopers.

         We will be operating in a complex and rapidly evolving marketplace that includes Internet service providers and other Internet companies, as well as the advertising, e-commerce, marketing services and data products industries, all of which are highly competitive and aggressive. We have developed our operating strategies to maximize opportunities to partner with potential competitors in order to accelerate our growth while minimizing the risk of direct competition wherever possible. The data products marketplace consists of proprietary research, sponsored and non-sponsored survey questionnaires and list sales and rentals. A key value driver of our business model is that data loses value with time. Because the current state of the art for data collection uses an inefficient mix of telephone and paper surveys that are unwieldy and slow, we believe that the availability of a constantly renewed stream of fresh data through the Internet creates a tremendous opportunity for us.

Suppliers

         We must depend upon a number of critical supplier relationships for our operating needs. In each country in which we choose to deploy our product offerings, we may desire or be required to use different suppliers and vendors for the major categories of our supply needs. Among the products or services we will require in order to operate and grow our businesses are:

Set-top Box Developers and Manufacturers
----------------------------------------

         The set-top box development and manufacturing industry is highly fragmented. The principal suppliers for our needs are Sony, Phillips, Bull and numerous other smaller development companies such as MSU, Boca Research, Netgem and Paradise. Additionally, the component supply chains necessary to support manufacturing set-top boxes are currently experiencing tremendous fluctuations in supply and pricing, mostly in memory chips. As there are no widely adopted industry standards for set-top box design similar to those of the personal computer industry, we may find it difficult to acquire large amounts of manufacturing capacity and component supplies for our preferred set-top box design. We have held discussions with numerous suppliers of set-top boxes and believe that we will be able to choose among a number of suppliers to procure our product requirements. However, once we choose a primary supplier and product design for a specific market, our ability to change will be greatly curtailed.

As a consequence we bear some risk associated with having a highly customized product that will only be available from a single source.

Internet Connectivity

         We have not entered into any Internet access supply arrangements. However, we do not anticipate operating our own network facilities. This approach will require us to lease or purchase wholesale access from other network suppliers. We do not believe that this will be problematic as there are many suppliers operating in most countries. However, some of these potential suppliers may view our business efforts as competitive to their own, which could cause us some difficulty in sourcing an adequate supply of Internet access services. Some of the third party suppliers of Internet access are PSINet, 1st Up, MCI-WorldCom, GTE, British Telecom and Cable & Wireless and numerous other smaller companies.

         Our future profitability will be dependent in part on our ability to use network facilities leased from others on a cost-effective basis. Because there may be unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured. We do not own a network and, accordingly, will depend on other companies for networks to supply our subscribers with Internet access. Our ability to maintain and expand our business depends, in part, on our ability to obtain network services on favorable terms from a wholesale ISP.

Internet Content Services

         We operated a portal service during our product trials in the U.S. using the services of a content aggregator. We believe that it is important to our subscribers that we offer a portal as part of our consumer product offering. Beyond that, however, we do not intend to create custom content and will continue to depend upon other companies for the content input into our portal.

Software Systems Design and Implementation

         While we have held discussions with a number of technology development companies about supplying our needs for custom product development, we have not entered into any formal agreement to support our development needs. There are only a few companies of which we are aware who currently develop or operate systems similar in nature to what we require. We may be forced to develop our technology needs from scratch, which in addition to the added cost and time could create substantial development risk for us. We intend to contract with a number of third party software developers to provide software, services and support essential to our success. These software programs are available to virtually any competitor and therefore will not provide a proprietary competitive advantage. However, we believe that by assembling various programs into a unique combination that is difficult and expensive to duplicate, we would be able to create a substantial and time-intensive hurdle to any would-be competitor. Suppliers in this case include Xchange, MatchLogic, Engage Technologies, Client Logic, YellowBrick Solutions and ResponseLogic.

Dependence on one or a few major customers

         We believe that our customers fall into one of two categories. Our subscribers are our suppliers of raw data products and are the business-to-consumer aspect of our business. Our true customers are the business-to-business portion of our business, which we anticipate will generate our revenues.

Business-to-consumer

         We intend to have supply relationships with individual households. This means that no single supplier of data to us could yield particularly strong influence over us or force us into doing something by virtue of our dependence upon its continuing to supply data to us. However, we may enter into strategic relationships or joint ventures with companies or organizations that already have established customer or memberships bases. If this happens, then our strategic partner may be able to wield considerable influence over our business, as the loss of the strategic partner could have a catastrophic effect on our ability to acquire an uninterrupted supply of data.

Business-to-Business

         We intend to have revenue-generating relationships with a large and diverse group of customers in securing our data sales. Companies in the automotive, travel, telecommunications, consumer package goods, pharmaceutical, retail, financial services and entertainment industries, as well as direct marketing and advertising agencies and market research firms, will all be candidates for our sales. We do not believe that any one company will dominate our revenue streams. However, especially in the early stages of our sales efforts, we may become dependent upon one or a few customers who could yield great influence over our success or failure. We expect to seek out a few early customers who will act as references for our efforts to attract more customers as we grow. These early stage customers may be given special dispensation, such as lower pricing, free services, exclusivity or other perquisites to attract them to our services.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts

         We are the owner of a pending U.S. Patent Application for a system and method for controlling access to a communications medium. The application was filed with the U.S. Patent Office on April 9, 1999.

         We also have pending applications to register the trademarks "POWERCHANNEL", "PCTV" and POWERCHANNEL.NET. We also use the mark "Survey for Service." In addition, an application is pending in the United Kingdom to register the mark "POWERCHANNEL" there.

         While we enjoy common law rights in all of our trademarks, we have not undertaken any efforts to secure federal registration for our mark "Survey for Service" and may be limited in enforcing our rights against third parties for trademark infringement or third parties claiming that our use of such mark infringes their intellectual property.

         We currently hold the Internet domain names "powerchannel.com", "PowerChannel.TV", "freePCTV.net" and "powerchannel.net". We also hold corresponding domain names in the United Kingdom. The Internet Corporation, on behalf of Assigned Names and Numbers and the governments of applicable countries, generally regulates the registration of domain names.

         PowerChannel Europe has been assigned the exclusive rights in Europe to our PCTV concept, technology and know-how for Europe. The agreement calls for joint technology-development and sharing arrangements. We intend to assign to PowerChannel.Com the exclusive rights to our business concept, technology and know-how in the U.S. and Canada although we have not yet entered into this contractual relationship.

         PowerChannel intends to protect all of its intellectual property through appropriate federal and state registrations and remedies. However, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or services or to obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the U.S. Any inability on our part to protect our proprietary technology or other assets adequately could have a material adverse effect on our business and results of operations.

         We are not aware of any infringement of anyone else's trademarks or patents by us or our licensees. To date, no actions have been filed against us with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against us with respect to current or future products or services, or that, if such actions are brought, we will ultimately prevail. Any such claiming parties may have significantly greater resources than us to pursue litigation of such claims. Any such claims, whether with or without merit, could be time-consuming, result in costly litigation, cause delays in introducing new or improved services, require us to enter into royalty or licensing agreements or cause us to discontinue use of the challenged trade name, service mark or technology at potentially significant expense to us associated with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on us.

         The U.S. Patent & Trademark Office has recently issued a number of Internet-related patents that cover what many believe to be standard operating methods. We do not know what effect these new-style patents may have on our business. Our success relies substantially upon the acquisition and use of a number of technologies that may be the subject of such patents that could prevent us from operating our business without acquiring these technology(ies). Furthermore the developing organization may be unwilling to license or grant use at any cost or at a cost prohibitive to our profitability.

Need for government approval and effect of government regulation

         Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more widespread. A recent session of the U.S. Congress resulted in Internet laws regarding children's privacy, copyrights and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to its activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the U.S. and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be adversely affected by the adoption or modification of laws or regulations relating to the Internet.

         As the number of privacy bills introduced by the U.S. Congress in the past year continues to rise, the debate over government regulation of online privacy is rapidly evolving from a question of whether the industry will be regulated into a question of when and how. In February 2000 a bipartisan group of federal lawmakers formed a privacy caucus to push for new legislation. Although the Federal Trade Commission has in the past sided with business, favoring self-regulation, it is believed to be monitoring a number of e-commerce companies, raising the real possibility that the industry will have to accept some degree of government oversight. The Commission recently convened an Advisory Committee on Online Access and Security to study the handling of private electronic data and is expected to draft a report in the next few months.. Many foreign countries require registration of companies that deal in personal data.

         We will enter into contracts with each of our subscribers for them to provide information on a monthly basic in commercial exchange for a free set-top box and free monthly Internet service. We will make full disclosure to the subscriber that the information provided will be marketed to third parties. We are in compliance with current government and industry regulation regarding the acquisition of our consumer information. There is, however, no guarantee that government regulations may not be changed in a way that might negatively affect our ability to gather information from our subscribers

         We believe that our use of permission-based data acquisition will not only shield us from liability as privacy regulation increases around the globe, but actually make our data more valuable. Other sources of online data may become more scarce because their compilers may not have alternative ways to collect data if their current method becomes regulated or banned. However, the rapid rise in public awareness of online privacy concerns may well make it harder for us to acquire subscribers.

         We believe that our approach to data collection and dissemination will benefit tremendously from the onslaught of data protection initiatives in the United States and abroad. We collect data from a number of sources: survey responses, site visitation and other online behavioral observations including responses to advertising, email marketing and e-commerce offerings. Because our subscribers must agree to allow us to track and store these things in advance, we believe that we will have avoided most of the privacy issues that might arise. However, even with this permission-based strategy, our products will not be for everyone. Many consumers will not be interested in allowing us to trade in their personal information. More importantly, many may become alarmed as they begin to fully appreciate the power of this information and exactly how much we may know about them and their personal habits.

Research and development

         PowerChannel did not expend any money for research and development in the last fiscal year. However, as discussed in detail in our plan of operation, we have begun to engage in considerable research and development, and this will continue over the next twelve months.

Compliance with environmental laws

         PowerChannel does not anticipate any significant costs to comply with environmental laws and requirements.

Employees

         As of August 10, 2000, PowerChannel had 10 employees, all of who were located at our New City offices and all of which are employed on a full-time basis. None of our employees is represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good

Reports to Shareholders.

         At the time of the filing of this registration statement, we are not subject to the information and reporting requirements of the Securities Exchange Act of 1934. Following the effective date of this registration statement, PowerChannel will be subject to the Exchange Act reporting requirements and will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information we file with the SEC may be inspected and copied at the SEC public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 5th Street NW, Washington, D.C. 20549. These reports, proxy statements and other information may also be obtained from the website maintained by the SEC at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the public reference section of the SEC at its principal offices in Washington D.C., as set forth above

Dividends

         We have not paid any dividends on our common stock since our formation and we do not expect to pay any cash or other dividends in the foreseeable future. If we have any earnings in the future from our operations, we plan to retain those earnings to help finance our future operations and growth. Any decision on the future payment of dividends is solely at the discretion of the board of directors and will depend on various factors including the results of our operations and our financial conditions.

Facilities

         We lease approximately 2,400 square feet pursuant to a three-year lease with 20 SQ Associates at 20 Squadron Boulevard, Suite 210, New City, New York 10956 for an annual rent of $44,000. This space is the location of our principal executive offices.

Legal proceedings

         PowerChannel is currently not a party to any lawsuit, litigation, or regulatory proceeding of any kind, filed, pending or threatened.



                                                   Management

Executive officers and directors

         Certain information concerning the directors and executive officers is set forth below.

Name                   Position with Company                                Age
----                   ---------------------                                ---
James B. Gambrell IV   President, Treasurer and a Director                   40
Michael Preston        Vice President of Finance, Secretary and a Director   54
Steven Lampert         Vice President of Marketing and a Director            50

         Each director has served since PowerChannel's inception on March 26, 1999 and serves for a term of office of one year. The following is a brief summary of the business experience of PowerChannel's directors and executive officers.



         James B. Gambrell IV -- President, Treasurer and a Director -- Prior to joining PowerChannel, Mr. Gambrell had served since March 1997 as the President and Chief Executive Officer of Imagitel, Inc., a telecommunications company that serviced 800,000 customers in 45 states, and as its Chief Financial Officer from 1996 to 1997. From 1986 to 1996, Mr. Gambrell served as President of Waterford Investments, an investment and corporate advisory firm. Mr. Gambrell holds a BS in Business from the State University of New York, and an Executive MBA from Baylor University. Mr. Gambrell also serves as the Chief Executive Officer and a Director of PowerChannel Europe and PowerChannel Limited.



         Michael Preston -- Vice President of Finance, Secretary and a Director -- Before founding PowerChannel, Mr. Preston co-founded Long Distance Direct and has been its Vice President and Chief Financial Officer since January, 1994. Mr. Preston is also a partner in Alberdale & Company, a U.K.-based, SFA-regulated corporate finance house. Mr. Preston founded and has served as a director of:
Sterling Publishing Group, PLC, a publisher of advertising-financed controlled circulation business and consumer publications, with a US list management, list brokering and data management subsidiary with revenues of $200 million

(1977-1995); Broad Street Group PLC, a marketing services and advertising company with revenues of $100 million (1977-1991); Frank Usher Holdings PLC (1989-1990); and Cadiz Land Corporation (1983-1987). Mr. Preston holds an MA degree from Oxford University, England, and is a U.K. Chartered Accountant. Mr. Preston also serves as Director and Executive Deputy Chairman of PowerChannel Europe and PowerChannel Limited.



         Steven Lampert -- Vice President of Marketing Officer and a Director -- Before founding PowerChannel, Mr. Lampert co-founded Long Distance Direct and has been its Chief Executive Officer since December 1991. Prior to founding LDDI, Mr. Lampert was President of Comtec, Inc., a New York-based telecommunications corporation that pioneered interactive voice-response telephony, from November 1985 through November 1991. Prior to 1985, Mr. Lampert served as director of telecommunications for NBC and Corning Labs. Mr. Lampert holds a BA degree from Hunter College, New York. Mr. Lampert also serves as Director and Executive Deputy Chairman of PowerChannel Europe and PowerChannel Limited.

         Executive compensation

         The following table sets forth the compensation awarded or paid to, or earned by, PowerChannel's President and any other executive officers of PowerChannel who earned in excess of $100,000 in salary and bonus (collectively, the "Named Executive Officers") for services rendered to PowerChannel during the year ended June 30, 1999.


                         SUMMARY COMPENSATION TABLE (1)

                                                                                            Long-Term
                                                                                        Compensation Awards
                                                                                        -------------------
                                                                                            Securities
Name and Principal Position                           Year        Salary        Bonus   Underlying Options
---------------------------                           ----        ------        -----   ------------------
James B. Gambrell IV                                  1999        $ 45,209        $0            0
    President, Treasurer and a Director               1998        $ 12,500


Steven Lampert                                        1999        $      0        $0            0
    Vice President of Marketing and a Director        1998


Michael Preston                                       1999        $      0        $0            0
    Vice President of Finance, Secretary and          1998
    a Director



Gary Blau                                             1999        $120,000        $0            0
                                                      1998


         In 2000, we adopted our 2000 Stock Option Plan, which provides for incentive and non-qualified option grants underlying up to 2,500,000 shares of our common stock for PowerChannel's management and employees.

Employment agreements

         On March 1, 2000, PowerChannel and James B. Gambrell IV entered into an employment agreement. This agreement expires on February 28, 2003, subject to annual renewals thereafter, and provides for a payment to Mr. Gambrell of an annual salary of $250,000. The agreement also provides for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 600,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. These options have not yet been formally granted.

         On March 1, 2000, PowerChannel and Michael D. Preston entered into an employment agreement. The agreement expires on February 28, 2003, subject to annual renewals thereafter, and provides for a payment to Mr. Preston of an annual salary of $200,000. The agreement also provides for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 250,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. These options have not yet been formally granted.

         On March 1, 2000, PowerChannel and Steven Lampert entered into an Employment Agreement . The agreement expires on February 28, 2003, subject to annual renewals thereafter, and provides for a payment to Mr. Lampert of an annual salary of $200,000. The agreement also provides for bonuses, life, death and disability insurance, and the granting of an option to acquire up to 250,000 shares of PowerChannel's common stock at an exercise price of $1.00 per share for a term of ten years. These options have not yet been formally granted.



                                             Principal Stockholders

         The following table sets forth information concerning the beneficial ownership of PowerChannel's common stock as of August 10, 2000, by each director and executive officer, all directors and officers as a group, and each



                             Name and Address of          Amount and Nature of    Percentage of
  Title of Class             Beneficial Owner             Beneficial Ownership        Class
  --------------             -----------------------      --------------------    -------------

Common Stock                 Michael Preston                    9,867,296             45.5%
                             20 Squadron Boulevard,
                             Suite 210
                             New City, NY 10965

Common Stock                 Steven Lampert                     9,742,296             44.9%
                             20 Squadron Boulevard,
                             Suite 210
                             New City, NY 10965

                                                                             24

                             Name and Address of          Amount and Nature of    Percentage of
  Title of Class             Beneficial Owner             Beneficial Ownership        Class
  --------------             -----------------------      --------------------    -------------

Common Stock                 James B. Gambrell IV               2,000,000              9.2%
                             20 Squadron Boulevard,
                             Suite 210
                             New City, NY 10965

Common Stock                 Internet Investors, Inc.           3,773,296             17.4%

Common Stock                 All officers and directors as     15,617,296             82.3%
                             a group


         The shares in this table listed as being owned by Michael Preston include 3,773,296 shares held by Internet Investors, Inc. Internet Investors, Inc. is a wholly owned subsidiary of Long Distance Direct Holdings, Inc. Mr. Preston and Mr. Lampert own an aggregate of 22.9% of the shares of Long Distance Direct Holdings, Inc. and are also officers and directors.

         The shares in this table listed as being owned by Steven Lampert also include 3,773,296 shares held by Internet Investors, Inc.. The number does not include 10,000 shares owned by Mr. Lampert's daughter, for which Mr. Lampert disclaims beneficial ownership.

         The amount of shares listed as being owned by the directors and officers collectively includes shares owned by Internet Investors, Inc.



                                           Related Party Transactions

         Together, James B. Gambrell IV, Michael Preston and Steven Lampert own 36.2% of PowerChannel Europe. PowerChannel is a 14.75% shareholder in PowerChannel Europe. To facilitate PowerChannel Europe's strategic partnership with Granada Media Group Ltd., PowerChannel and PowerChannel Europe entered into an agreement where PowerChannel management will devote the next eighteen months working for PowerChannel Europe to help launch the PowerChannel business model in the United Kingdom. PowerChannel also licenses its intellectual property to PowerChannel Europe. For a more detailed description of this transaction and the relationship between these parties, please refer to the Business Section.

         Together, Michael Preston and Steven Lampert own 22.9% of Long Distance Direct Holdings, Inc.. Long Distance Direct Holdings, Inc., through its wholly owned subsidiary, Internet Investors, Inc., is a 17.4% shareholder in PowerChannel. Also, through a service agreement, for a period of time LDDH provided certain of its employees to PowerChannel.

         On January 7, 2000, the Securities and Exchange Commission filed an action in federal court against Long Distance Direct Holdings, Inc., alleging violations of the Securities Exchange Act of 1934 for failing to file, or filing late, a number of the annual reports required to be filed on Form 10-K and some quarterly reports required to be filed on Form 10-Q from 1995 through 1999. Long Distance Direct Holdings, Inc. subsequently entered into a final judgment with the Commission, which was filed with the Court on March 7, 2000, enjoining Long Distance Direct Holdings, Inc. from failing to file accurate and complete reports required to be filed with the Commission. The final judgment further ordered that on or before April 30, 2000, Long Distance Direct Holdings, Inc. file:

         o        a complete and accurate annual report on Form 10-K for fiscal
                  1998;

         o complete and accurate quarterly reports on Form 10-Q for the second through fourth quarters of 1999; and

         o such other periodic reports which may become due prior to entry of the judgment.

         The final judgment further provided the filing of a notification with the Court of the filing of its delinquent reports, and also that a copy of the Final Judgment be delivered to any incoming chief executive officer or president of Long Distance Direct Holdings, Inc..

         Long Distance Direct has informed PowerChannel that it is taking steps to comply with the terms of the final judgment concerning the Form 10-K and Form 10-Q filings.

         Long Distance Direct, Inc., a wholly owned subsidiary of Long Distance Direct Holdings, Inc., is subject to an order of the Federal Communications Commission dated February 9, 2000, for willfully or repeatedly violating section 258 of the Communications Act of 1934.

         Steven Lampert's stepson introduced certain of the purchasers of the Series A Convertible Notes to PowerChannel.


                              Selling Stockholders

         The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock which may be offered for sale pursuant to this prospectus by such selling stockholder. The offered shares of common stock may be offered from time to time by each of the selling stockholders named below. See "Plan of Distribution." However, the selling stockholders are under no obligation to sell all or any portion of the shares of common stock offered, nor are the selling stockholders obligated to sell such shares of common stock immediately under this prospectus. Particular selling stockholders may not have a preset intention of selling their shares and may offer less than the number of shares indicated. Because the selling stockholders may sell all or part of the shares of common stock offered hereby, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. The number of shares of common stock issuable upon conversion of the convertible notes are subject to adjustment by reason of stock splits, stock dividends and other similar transactions, additional issuances of securities or variation in the price of PowerChannel's common stock.

Common Shares Beneficially
  Owned After Offering

                            Number of Common
 Name of Selling          Shares Beneficially        Common Shares                     Percent of
  Stockholder            Owned Prior to Offering    Offered Hereby        Number       Outstanding
-------------------      -----------------------    --------------        -----        -----------
Ronald Adams               155,403                    155,403                  0            0%
Robert J. Mottern           50,000                     50,000                  0            0%
Samuel Farkash             396,271                    396,271                  0            0%
Shay Cohen                 388,501                    388,501                  0            0%
Taviv Meir                 466,201                    466,201                  0            0%
Yekuda Klod Benistiy       424,981                    424,981                  0            0%
Todd Grama                 200,000 (1)                100,000            100,000             *
Millenium Holdings Inc.    594,250 (2)                194,250            400,000          1.67%
         Total                                     2,175,607

(1) Includes 100,000 shares purchased on November 11, 1999
(2) Includes 400,000 shares purchased on November 11,1999.
 *  less than 1%

         None of the Selling Stockholders has held an office, position, or has had any material relationship with PowerChannel or any of its predecessors or affiliates.



                            Description of Securities

General

         The authorized capital stock of PowerChannel consists of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

         As of August 10, 2000, there were 21,688,928 shares of common stock outstanding, which were held of record by 47 stockholders. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. The common stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of PowerChannel, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of all debt and liabilities of PowerChannel and the liquidation preference of any outstanding class or series of preferred stock. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that PowerChannel may issue in the future. Certain holders of common stock or securities convertible into common stock are entitled to the registration rights discussed below.

Preferred Stock

         PowerChannel's certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined by the board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of PowerChannel. Although we do not currently intend to issue any shares of preferred stock, there can be no assurance that we will not do so.

Series A Convertible Notes

         On February 29, 2000 PowerChannel entered into subscription agreements with seven individuals and in conjunction with such agreements, issued Series A Convertible Notes. Pursuant to these notes, PowerChannel acquired $280,000 in investment capital and issued security interests at 7% interest for a term of three years. At the option of the noteholder, these notes may be converted into common stock for the value of the note at a price of $0.1287 per share. The notes also have registration rights and the shares issuable upon conversion are being registered hereunder.

Certain provisions of Delaware law and charter documents

         PowerChannel is a Delaware corporation and subject to Section 203 of the Delaware General Corporation law (the "Delaware GCL"), an anti-takeover law. In general, Section 203 of the Delaware GCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price of the shares of Common Stock held by stockholders.

         As permitted by the Delaware GCL, PowerChannel has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors to the extent permitted by the Delaware GCL. In addition, the bylaws of PowerChannel provide that PowerChannel is required to indemnify its officers and directors under certain circumstances, including the circumstances in which indemnification would otherwise be discretionary, and PowerChannel is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                         Shares Eligible for Future Sale

         Prior to this offering, there has been no public market for our common stock. Upon conversion of the Series A Convertible Notes and completion of this offering, we will have 23,864,535 shares of common stock issued and outstanding. Upon conversion of the Series A Convertible Notes into 2,175,607 shares of common stock, these shares will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of PowerChannel (as the term affiliate is defined by the rules and regulations issued under the Securities Act), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.



                              Plan of Distribution

         The shares of common stock issuable upon the exercise of the Series A Convertible Notes will be offered solely by the noteholders. No underwriters are participating in this offering. The notes are exercisable in accordance with the terms of a form of Subscription Agreement between PowerChannel and each of the seven noteholders.

         Neither PowerChannel nor the selling stockholder has employed an underwriter for the sale of shares by the selling stockholder. The selling stockholder may offer shares directly or through pledgees, donees, transferees or other successors in interest at various times

         (1) on The OTC Bulletin Board or in any other securities market on which PowerChannel's common stock is then listed or traded,

         (2)    in negotiated transactions,

         (3)    in a combination of any of the above transactions or

         (4)    through any other available market transaction.

         The selling stockholder may offer shares at

         (1)    fixed prices which may be changed,

         (2)    prices prevailing at the time of sale,

         (3)    prices related to such prevailing market prices or

         (4)    at negotiated prices.

         Sales on or through The OTC Bulletin Board will be effected at such prices as may be obtainable and as may be satisfactory to the selling stockholder. No sales or distributions other than as disclosed in this prospectus will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms of the sale or distribution. The shares held by the selling stockholder may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The method by which the selling stockholder's shares may be sold include

         o on the Nasdaq National Market or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;

         o a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;

         o an over-the-counter distribution under the rules of the Nasdaq SmallCap Market;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         o        in privately negotiated transactions.

         The selling stockholder may from time to time deliver all or a portion of its shares of common stock held by it to cover a short sale or sales or upon exercise of a put equivalent position. In addition, any shares of common stock that qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under any such rules rather than under this prospectus.

         Brokers or dealers may receive commission or discounts from the selling stockholder in amounts to be negotiated immediately prior to the sale. Commission expenses and brokerage fees will be paid by the selling stockholder.

         The selling stockholder and any underwriters, dealers or agents that participate in the distribution of its shares of PowerChannel's common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the resale of those shares by them or any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         PowerChannel has agreed to indemnify the holders of the notes, their officers, directors, partners, employees, agents, counsel, plaintiffs' lead counsel and each person who controls each holder of the warrants, as determined under applicable securities laws, against liabilities relating to this offering, including liabilities under the Securities Act. Expenses of this offering, estimated at $______, will be borne in full by PowerChannel.



                                  Legal Matters

         The validity of the shares of common stock offered hereby will be passed upon for PowerChannel by its counsel, Parker Duryee Rosoff & Haft, P.C., New York, New York.

                                     Experts

         The Consolidated Financial Statements of PowerChannel Holdings, Inc. dated December 31, 1999 appearing in this prospectus and registration statement have been audited by Yohalem Gillman & Co., C.P.A., 477 Madison Avenue, New York, New York 10022-5802, independent auditors, as set forth in its report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                       Where You Can Get More Information

         This prospectus is part of a registration statement filed with the Securities and Exchange Commission. At your request, we will provide you, without charge, a copy of any exhibits to the registration statement. If you would like more information, write or call us at:

                           PowerChannel Holdings, Inc.
                        20 Squadron Boulevard, Suite 210
                            New City, New York 10956
                                 (914) 639-0600
                          Attn: Chief Executive Officer

         We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public free of charge on the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                   POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
                         (A Development Stage Company)

                       CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

TABLE OF CONTENTS
--------------------------------------------------------------------------------




                                                                         -------
                                                                         P a g e
                                                                         -------

Independent Auditors' Report                                                1

Consolidated Financial Statements

    Balance Sheet                                                           2

    Statements of Operations                                                3

    Statements of Stockholders' Equity (Deficit)                            4

    Statements of Cash Flows                                                5

    Notes to Consolidated Financial Statements                              6

Independent Auditor's Report


To the Board of Directors and Stockholders
PowerChannel Holdings, Inc.


We have audited the accompanying consolidated balance sheet of PowerChannel Holdings, Inc. and Subsidiary (A Development Stage Company) as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and for the periods from August 10, 1998 (inception) to December 31, 1998 and from August 10, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerChannel Holdings, Inc. and Subsidiary (A Development Stage Company) as of December 31, 1999 and the consolidated results of their operations and cash flows for the year ended December 31, 1999 and for the periods from August 10, 1998 (inception) to December 31, 1998 and from August 10, 1998 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.






New York, New York
July 20, 2000

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------


                                                                    DECEMBER 31,
                                                                        1999
                                                                    ------------
ASSETS

Current assets
   Cash                                                              $     131
   Prepaids                                                             90,000
   Due from related party                                               12,332
                                                                     ---------

        Total current assets                                           102,463
                                                                     ---------

Property and equipment, net                                             44,826
                                                                     ---------

Other assets                                                             4,103
                                                                     ---------

                                                                     $ 151,392
                                                                     =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
   Accounts payable                                                  $ 299,520
   Due to related party                                                 90,209
   Loans payable - stockholders                                         34,456
                                                                     ---------

        Total current liabilities                                      424,185
                                                                     ---------

Commitment

Stockholders' equity (deficit)
   Common stock par value $.001 per share;
     authorized 100,000,000 shares
     issued and outstanding 21,457,000 shares                           21,457
   Preferred stock par value $.001 per share;
     authorized 10,000,000 shares;
     issued 0 shares                                                      --
   Paid-in capital                                                     590,700
   Subscription receivable                                              (4,569)
   Deficit accumulated during development stage                       (880,381)
                                                                     ---------

        Total stockholders' equity (deficit)                          (272,793)
                                                                     ---------

                                                                     $ 151,392
                                                                     =========


--------------------------------------------------------------------------------
See accompanying notes.                                                    - 2 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------



                                                                AUGUST 10, 1998 (INCEPTION)
                                             YEAR ENDED               TO DECEMBER 31,
                                            DECEMBER 31,      ------------------------------
                                                1999              1998              1999
                                            ------------      ------------      ------------
Revenues                                    $       --        $       --        $       --
                                            ------------      ------------      ------------

Expenses
   Salary                                        129,888              --             129,888
   Payroll taxes and fringes                      24,197              --              24,197
                                            ------------      ------------      ------------

        Total payroll and related costs          154,085              --             154,085
   Automobile expenses                            13,094              --              13,094
   Conferences                                     7,340              --               7,340
   Consulting                                    217,994            22,500           240,494
   Depreciation                                   10,094              --              10,094
   Direct marketing expenses                      55,805             3,116            58,921
   Insurance                                       4,909             1,075             5,984
   Internet access costs                         119,941              --             119,941
   Moving expenses                                18,300              --              18,300
   Office and miscellaneous expenses              24,542             3,791            28,333
   Professional fees                              65,767            34,630           100,397
   Rent and utilities                             21,966              --              21,966
   Telephone                                      29,055               222            29,277
   Travel expense                                 58,320            13,835            72,155
                                            ------------      ------------      ------------

Total expenses                                   801,212            79,169           880,381
                                            ------------      ------------      ------------

Net loss                                    $   (801,212)     $    (79,169)     $   (880,381)
                                            ============      ============      ============


Net loss per common share:
   Basic                                    $       (.07)     $       (.04)     $       (.11)
                                            ============      ============      ============

   Diluted                                  $       (.07)     $       (.04)     $       (.11)
                                            ============      ============      ============

Weighted Average Common Shares
Outstanding -
   Basic and Diluted                          10,923,025         1,765,000         8,332,149
                                            ============      ============      ============


--------------------------------------------------------------------------------
See accompanying notes.                                                    - 3 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------



                                                         YEAR ENDED DECEMBER 31, 1999 AND PERIOD
                                                     AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 1999
                                 ---------------------------------------------------------------------------------------
                                                                                               Deficit
                                                                                             Accumulated
                                       Common Stock                                            During
                                 -------------------------      Paid-in      Subscription    Development
                                   Shares           $           Capital       Receivable        Stage           Total
                                 ----------     ----------     ----------    ------------    -----------      ----------
Balance at inception -
   August 10, 1998                     -- $           --       $     --       $     --        $     --        $     --

Common stock issued              17,650,000         17,650           --           (3,350)           --            14,300

Net loss - December 31, 1998           --             --             --             --           (79,169)        (79,169)
                                 ----------     ----------     ----------     ----------      ----------      ----------

Balance - December 31, 1998      17,650,000         17,650           --           (3,350)        (79,169)        (64,869)

Common stock issued               3,807,000          3,807        590,700         (1,219)           --           593,288

Net loss - December 31, 1999           --             --             --             --          (801,212)       (801,212)
                                 ----------     ----------     ----------     ----------      ----------      ----------

Balance - December 31, 1999      21,457,000     $   21,457     $  590,700     $   (4,569)     $ (880,381)     $ (272,793)
                                 ==========     ==========     ==========     ==========      ==========      ==========



--------------------------------------------------------------------------------
See accompanying notes.                                                    - 4 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------



                                                             AUGUST 10, 1998 (INCEPTION)
                                               YEAR ENDED          TO DECEMBER 31,
                                              DECEMBER 31,   ---------------------------
                                                 1999           1998             1999
                                              -----------    ----------      -----------
Cash flows from operating activities
   Net loss                                    $(801,212)     $ (79,169)     $(880,381)
   Adjustments to reconcile net loss to
     net cash used in operating activities
      Depreciation                                10,094           --           10,094
      Change in current operating assets
      and liabilities:
        Decrease (increase) in inventory          20,000        (20,000)          --
        Increase in other assets                  (4,100)            (3)        (4,103)
        Increase in accounts payable             318,940         33,580        352,520
                                               ---------      ---------      ---------

           Net cash used in operating
             activities                         (456,278)       (65,592)      (521,870)
                                               ---------      ---------      ---------

Cash flows from investing activities
   Purchases of property and equipment           (50,475)        (4,445)       (54,920)
   Advances to affiliate                         (12,332)          --          (12,332)
                                               ---------      ---------      ---------

           Net cash used in investing
            activities                           (62,807)        (4,445)       (67,252)
                                               ---------      ---------      ---------

Cash flows from financing activities
   Proceeds from issuance of common stock        450,288         14,300        464,588
   Advances from affiliate                        68,828         21,381         90,209
   Advances from stockholders                       --           34,456         34,456
                                               ---------      ---------      ---------

           Net cash provided by financing
            activities                           519,116         70,137        589,253
                                               ---------      ---------      ---------

Net increase in cash                                  31            100            131

Cash - beginning of period                           100           --             --
                                               ---------      ---------      ---------

Cash - end of period                           $     131      $     100      $     131
                                               =========      =========      =========



--------------------------------------------------------------------------------
See accompanying notes.                                                    - 5 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


1.    Organization and Operations

      PowerChannel Holdings, Inc. was incorporated under the laws of the State of Delaware on March 26, 1999. PowerChannel, Inc. was incorporated under the laws of the State of Delaware on August 10, 1998.

      The Company plans to furnish to subscribers (the general public throughout the United States) free Internet access in return for supplying demographic information, which the Company will sell and use for the provision of interactive marketing services to client businesses.

      Financial Condition

      The Company incurred net losses of approximately $801,000 and $79,000 for the year ended December 31, 1999 and for the period August 10, 1998 (inception) to December 31, 1998, respectively. At December 31, 1999, the Company had a working capital deficiency of approximately $322,000. The Company began operations in August 1998 and, to date, has not recognized any revenue. The continuance of the Company depends on the financial support of its shareholders.

      As a result of the above factors, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.    Summary of Significant Accounting Policies

      Principles of Consolidation

      The consolidated financial statements include the accounts of PowerChannel Holdings, Inc. and PowerChannel, Inc., its controlled subsidiary. All significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates, over which the Company exercises significant influence but not control, are accounted for by the equity method.

      Property and Equipment

      Property and equipment are stated at cost. Major property additions, replacements and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. Depreciation is provided over the estimated useful lives of the assets using the straight-line and accelerated methods. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet, and any gain or loss is reflected in earnings.

--------------------------------------------------------------------------------
                                                                          - 6 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------



2.    Summary of Significant Accounting Policies (continued)

      Income Taxes

      The Company is taxed as a C Corporation under the provisions of both the Internal Revenue Code and state laws.

      Earnings Per Share

      The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", effective December 31, 1997. Earnings per share have been computed based on the weighted average shares and dilutive potential common shares outstanding during the year. The assumed exercise of outstanding warrants and stock options for diluted loss per common share was not applicable because their effect was antidilutive.

      Use of Estimates

      The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.    Property and Equipment

      The detail of property and equipment at December 31, 1999 is as follows:



            Office equipment                           $  33,645
            Furniture and fixtures                        21,275
                                                       ---------

                                                          54,920
            Less accumulated depreciation                 10,094
                                                       ---------

                                                       $  44,826
                                                       =========

The estimated useful lives of the various classes of physical assets were as follows during 1999:

      Office equipment                                  5 years
      Furniture and fixtures                            7 years


--------------------------------------------------------------------------------
                                                                           - 7 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

4.    Acquisitions and Investments in Unconsolidated Affiliates

      Prior to November 1999, the Company beneficially owned 100% of PowerChannel Limited, which was an inactive company, with no assets and no revenues.

      In November 1999, the Board passed a resolution distributing eighty (80%) percent of its shareholding in PowerChannel Limited to the Company's shareholders. In January 2000, PowerChannel Limited changed its name to PowerChannel Europe Limited and in April 2000 to PowerChannel Europe, PLC. The Company currently owns 14.75 percent of the outstanding ordinary shares of PowerChannel Europe, PLC. PowerChannel Europe, PLC holds the European rights to the PowerChannel patent-pending business model and know-how, owned and developed by the Company. A new company with the name PowerChannel Limited has been incorporated as a subsidiary of PowerChannel Europe, PLC to roll out the PowerChannel model in the UK and Ireland. PowerChannel Limited has entered into a strategic partnership with one of the largest groups in the UK.

      Under the alliance, the strategic partner was allotted a five (5%) percent equity investment in PowerChannel Limited convertible into shares in PowerChannel Europe, PLC for nil consideration. PowerChannel Limited will finance the procurement of the set-top boxes. The strategic partner has publicly announced that it intends to spend some (pound)30 million, approximately $50,000,000, over the 36 months following launch to support marketing, customer care, advertising, distribution, content and other related costs in connection with its ISP, and the infrastructure and market awareness resulting from this expenditure will be available to the strategic partnership. Under the agreement, the strategic partner will provide free access to its ISP and has accepted full responsibility for the distribution of the set-top boxes through its existing channels. PowerChannel Limited and the strategic partner will share revenues from advertising, sponsorships, e-commerce and data sales.

      In April 2000, the strategic partner converted its shares in PowerChannel Limited into shares of PowerChannel Europe, PLC and invested approximately (pound)13 million (approximately $21 million) for new shares in PowerChannel Europe, PLC. As a result of the conversion and the cash investment, the strategic partner now owns 23.5% of the present fully diluted share capital of PowerChannel Europe, PLC.

      In conjunction with a major international investment bank, PowerChannel Europe, PLC is now engaged in raising additional equity finance to fund its initial deployment of set-top boxes, and intends to develop comparable strategic partnerships in other major European countries.

5.    Loan Payable - Stockholders

      The Company issued to its stockholders a promissory note dated December 31, 1998, payable on demand at eight and one-half (8-1/2%) percent interest.

--------------------------------------------------------------------------------
                                                                           - 8 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

6.    Related Party Transactions

      In August 1998, the Company entered into an agreement with Long Distance Direct Holdings, Inc. ("LDDI") (an affiliate) which stipulates that LDDI will make certain employees available to the Company as needed to assist the Company in conducting its business. This agreement expired in August 1999. In consideration, the Company issued LDDI the right to purchase 2,000,000 shares at $.10 per share of the Company's stock. In August 1999, LDDI exercised its right. Additionally, at December 31, 1999 the Company owed approximately $90,000 which represents expenses incurred by LDDI for PowerChannel. These amounts have been subsequently repaid.

      The due from related party represents legal expenses, which amounted to approximately $12,000 for the year ended December 31, 1999, paid by the Company on behalf of PowerChannel Ltd.

7.    Stockholders' Equity

      PowerChannel, Inc. shareholders exchanged all of their shares of stock for an equal number of shares in PowerChannel Holdings, Inc. during 1999.

8.    Federal Income Taxes

      The Company accounts for income taxes in accordance with the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      As of December 31, 1999 and 1998, net operating loss (NOL) carryforwards amounted to approximately $880,000 and $79,000, respectively, and expire in 2014.

      Pursuant to SFAS No. 109, for financial reporting purposes, a valuation allowance was recorded as of December 31, 1999 to fully offset the Company's net deferred tax assets of approximately $300,000 relating to the NOL.


--------------------------------------------------------------------------------
                                                                           - 9 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

9.    Commitment

      The Company conducts its operations in office space under an operating lease expiring in December 2002. The lease provides for increases in rent for utilities and other building operating costs. At December 31, 1999, future minimum rent payments under the operating lease are as follows:

                       2000                                     $     44,400
                       2001                                           44,400
                       2002                                           44,400
                                                                ------------

                                                                $    133,200
                                                                ============

      Rent expense for the year ended December 31, 1999 and the period August 10, 1998 (inception) to December 31, 1998 amounted to approximately $21,000 and $-0-, respectively.

10.   Licensing Agreement

      On August 12, 1998, PowerChannel, Inc. entered into a licensing agreement with American Interactive Media, Inc. (AIM) to offer free Internet access to consumers, utilizing AIM supplied set-top appliances and AIM provided Internet service provider (WebPassport Network).

      The licensing agreement was superseded by a new agreement dated May 19, 1999. The new agreement granted to PowerChannel, Inc. an exclusive worldwide license with the right to sublicense the "WebPassport system", the "WebPassport intellectual property" and the "WebPassport technology". PowerChannel, Inc. signed a convertible promissory note in the amount of $1,090,000 at an interest rate of 3% above the prime rate which matured on December 31, 2000. This note represented $90,000 in set-top appliances and $1,000,000 in prepaid license fees. During 1999, AIM sent PowerChannel, Inc. notification that it was terminating the license agreement and requested payment in full of the underlying note. PowerChannel, Inc. disputed the termination notice with AIM and entered into discussions to settle the dispute. On June 30, 2000, the parties entered into a termination agreement which rescinded all previous agreements. Pursuant to this termination agreement, PowerChannel Holdings, Inc. issued AIM 288,000 shares of its common stock as payment in full for PowerChannel, Inc. retaining possession of the set-top appliances (costing $90,000) and as settlement for the $53,000 which was owed to AIM as reimbursement of certain operating costs as called for under the May 19th agreement. Additionally, the Company issued AIM 50,000 warrants for shares at $2.50 per share which are exercisable for 3 years. AIM and PowerChannel, Inc. agreed to release each other from all other liabilities associated with their relationship.

--------------------------------------------------------------------------------
                                                                          - 10 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

11.   Supplemental Disclosure of Cash Flow Information

      Noncash financing activities that are excluded from the consolidated cash flow statement for the year ended 1999 and the period August 10, 1998 (inception) to December 31, 1998 include a receivable for the issuance of common stock in the amount of $1,219 and $3,350, respectively. Additionally, the Company issued 288,000 shares of common stock in satisfaction of amounts due for set-top appliances and accounts payable (see Note 10).

12.   Stock Option Plan

      During 2000, the Company adopted the 2000 stock option plan of PowerChannel Holdings, Inc. The aggregate number of common shares that may be issued is 2,500,000. Any key employee shall be eligible to be granted options as determined by the Company's stock option committee. The price of the shares subject to each option shall not be less than 100% of the fair market value of such shares on the date such option is granted. No options have yet to be issued under this plan.

--------------------------------------------------------------------------------
                                                                          - 11 -

                   POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 2000 AND 1999

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

TABLE OF CONTENTS
--------------------------------------------------------------------------------



                                                                        P a g e
                                                                        -------


Consolidated Financial Statements

     Balance Sheets                                                         1

     Statements of Operations                                               2

     Statements of Stockholders' Equity (Deficit)                           3

     Statements of Cash Flows                                               4

     Notes to Consolidated Financial Statements                             5

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


(Unaudited)

                                                                MARCH 31,             DECEMBER 31,

                                                                   2000                   1999
                                                            --------------------  -------------------
ASSETS

Current assets
   Cash                                                     $           167,333   $               131
   Prepaids                                                              90,000                90,000
   Due from related parties                                             181,947                12,332
                                                            -------------------   -------------------

         Total current assets                                           439,280               102,463
                                                            -------------------   -------------------

Property and equipment, net                                              46,779                44,826
                                                            -------------------   -------------------

Other assets                                                              4,103                 4,103
                                                            -------------------   -------------------

                                                            $           490,162   $           151,392
                                                            ===================   ===================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
   Accounts payable                                         $           444,634   $           299,520
   Due to related parties                                                41,629                90,209
   Loans payable - stockholders                                          34,810                34,456
                                                            -------------------   -------------------

         Total current liabilities                                      521,073               424,185
                                                            -------------------   -------------------

Note payable - stockholders                                             280,000                   -.-
                                                            -------------------   -------------------

Commitment

Stockholders' equity (deficit)
   Common stock par value $.001 per share;
      authorized 100,000,000 shares
      issued and outstanding 21,657,000 shares
      (21,457,000 shares in 1999)                                        21,657                21,457
   Preferred stock par value $.001 per share;
      authorized 10,000,000 shares
      issued 0 shares                                                       -.-                   -.-
   Paid-in capital                                                      790,500               590,700
   Subscription receivable                                               (4,569)               (4,569)
   Deficit accumulated during development stage                      (1,118,499)             (880,381)
                                                            -------------------   -------------------

         Total stockholders' equity (deficit)                          (310,911)             (272,793)
                                                            -------------------   -------------------

                                                            $           490,162   $           151,392
                                                            ===================   ===================

--------------------------------------------------------------------------------


See accompanying notes.
                                                                           - 1 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


(Unaudited)

                                                              THREE MONTHS ENDED
                                                                MARCH 31,                           AUGUST 10, 1998
                                                -------------------------------------------         (INCEPTION) TO
                                                                                                       MARCH 31,
                                                       2000                    1999                    2000
                                                -------------------    --------------------     --------------------
Revenues                                        $               -.-    $                -.-     $                -.-
                                                -------------------    --------------------     --------------------
Expenses
   Salary                                                    24,907                  14,576                  154,795
   Payroll taxes and fringes                                  9,886                   3,099                   34,083
                                                -------------------    --------------------     --------------------

         Total payroll and related costs                     34,793                  17,675                  188,878
   Automobile expenses                                        6,508                   1,000                   19,602
   Conferences                                                  -.-                     -.-                    7,340
   Consulting                                               110,750                  98,625                  351,244
   Depreciation                                               2,656                     -.-                   12,750
   Direct marketing expenses                                    -.-                   6,944                   58,921
   Insurance                                                  3,258                   1,800                    9,242
   Internet access costs                                      3,658                  23,373                  123,599
   Moving expenses                                              -.-                     -.-                   18,300
   Office and miscellaneous expenses                          9,821                   8,163                   38,154
   Professional fees                                         44,161                   1,000                  144,558
   Rent and utilities                                        12,300                     -.-                   34,266
   Telephone                                                  8,455                   2,203                   37,732
   Travel expense                                               -.-                  16,567                   72,155
   Interest expense                                           1,758                     -.-                    1,758
                                                -------------------    --------------------     --------------------

Total expenses                                              238,118                 177,350                1,118,499
                                                -------------------    --------------------     --------------------

Net loss                                        $          (238,118)   $           (177,350)    $         (1,118,499)
                                                ===================    ====================     ====================


Net loss per common share:
   Basic                                        $              (.01)   $               (.10)    $               (.11)
                                                ===================    ====================     ====================

   Diluted                                      $              (.01)   $               (.10)    $               (.11)
                                                ===================    ====================     ====================

Weighted average common shares
outstanding -
   Basic and Diluted                                     21,459,222               1,765,000               10,304,497
                                                ===================    ====================     ====================

--------------------------------------------------------------------------------


See accompanying notes.
                                                                           - 2 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------


(Unaudited)



                                                       THREE MONTHS ENDED MARCH 31, 2000 AND PERIOD
                                                     AUGUST 10, 1998 (INCEPTION) TO DECEMBER 31, 1999
                                    -------------------------------------------------------------------------------------------

                                                                                                   Deficit
                                         Common Stock                                             Accumulated
                                    -----------------------                                         During
                                                                Paid-in         Subscription      Development
                                     Shares        $            Capital          Receivable        Stage                Total
                                    -----------  ----------   -------------   ---------------   ----------------   ------------
Balance at inception -
   August 10, 1998 (inception)              -.-  $      -.-   $         -.-   $           -.-   $            -.-   $        -.-

Common stock issued                  17,650,000      17,650             -.-            (3,350)               -.-         14,300

Net loss - December 31, 1998                -.-         -.-             -.-               -.-            (79,169)       (79,169)
                                    -----------  ----------   -------------   ---------------   ----------------   ------------

Balance - December 31, 1998          17,650,000      17,650             -.-            (3,350)           (79,169)       (64,869)

Common stock issued                   3,807,000       3,807         590,700            (1,219)               -.-        593,288

Net loss - December 31, 1999                -.-         -.-             -.-               -.-           (801,212)      (801,212)
                                    -----------  ----------   -------------   ---------------   ----------------   ------------

Balance - December 31, 1999          21,457,000      21,457         590,700            (4,569)          (880,381)      (272,793)

Common stock issued                     200,000         200         199,800               -.-                -.-        200,000

Net loss - March 31, 2000                   -.-         -.-             -.-               -.-           (238,118)      (238,118)
                                    -----------  ----------   -------------   ---------------   ----------------   ------------

Balance - March 31, 2000             21,657,000  $   21,657   $     790,500   $        (4,569)  $     (1,118,499)  $   (310,911)
                                    ===========  ==========   =============   ===============   ================   ============


--------------------------------------------------------------------------------


See accompanying notes.
                                                                           - 3 -

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


(Unaudited)


                                                                THREE MONTHS ENDED
                                                                 MARCH 31,                        AUGUST 10, 1998
                                                -------------------------------------------        (INCEPTION TO)
                                                                                                      MARCH 31,
                                                       2000                    1999                     2000
                                                -------------------    --------------------     --------------------

Cash flows from operating activities
   Net loss                                     $          (238,118)   $           (177,350)    $         (1,118,499)
   Adjustments to reconcile net loss to
      net cash used in operating activities
       Depreciation                                           2,656                     -.-                   12,750
       Change in current operating assets
       and liabilities:
         Increase in other assets                               -.-                     -.-                   (4,103)
         Increase in accounts payable                       145,114                  15,036                  497,634
                                                -------------------    --------------------     --------------------

             Net cash used in operating
               activities                                   (90,348)               (162,314)                (612,218)
                                                -------------------    --------------------     --------------------

Cash flows from investing activities
   Purchases of property and equipment                       (4,609)                (1,519)                  (59,529)
   Advances to affiliate                                   (169,615)                    -.-                 (181,947)
                                                -------------------    --------------------     --------------------

             Net cash used in investing
              activities                                   (174,224)                 (1,519)                (241,476)
                                                -------------------    --------------------     --------------------

Cash flows from financing activities
   Proceeds from issuance of common stock                   200,000                 200,000                  664,588
   Advances from (repayments to) affiliate                  (48,580)                (52,163)                  41,629
   Advances from stockholders                                   354                     -.-                   34,810
   Proceeds from note payable - stockholders                280,000                     -.-                  280,000
                                                -------------------    --------------------     --------------------

             Net cash provided by financing
              activities                                    431,774                 147,837                1,021,027
                                                -------------------    --------------------     --------------------

Net increase (decrease) in cash                             167,202                 (15,996)                 167,333

Cash - beginning of period                                      131                     100                      -.-
                                                -------------------    --------------------     --------------------

Cash - end of period                            $           167,333    $            (15,896)    $            167,333
                                                ===================    ====================     ====================


--------------------------------------------------------------------------------


See accompanying notes.

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000 AND 1999
--------------------------------------------------------------------------------


1.     Organization and Operations

       PowerChannel Holdings, Inc. was incorporated under the laws of the State of Delaware on March 26, 1999. PowerChannel, Inc. was incorporated under the laws of the State of Delaware on August 10, 1998.

       The Company plans to furnish to subscribers (the general public throughout the United States) free Internet access in return for supplying demographic information, which the Company will sell and use for the provision of interactive marketing services to client businesses.

       Financial Condition

       The Company incurred net losses of approximately $238,000, $177,000 and $1,118,000 for the three months ended March 31, 2000 and 1999 and for the period August 10, 1998 (inception) to March 31, 2000, respectively. At March 31, 2000, the Company had a working capital deficiency of approximately $82,000. The Company began operations in August 1998 and, to date, has not recognized any revenue. The continuance of the Company depends on the financial support of its shareholders.

       As a result of the above factors, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.     Summary of Significant Accounting Policies

       The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations for the periods presented have been included.

3.     Series A Convertible Notes

       On February 29, 2000 PowerChannel entered into subscription agreements with seven individuals and in conjunction with such agreements, issued Series A Convertible Notes. Pursuant to these notes, PowerChannel acquired $280,000 in investment capital and issued security interests at 7% interest for a term of three years. At the option of the noteholder, these notes may be converted into common stock for the value of the note at a price of $0.1287 per share.

--------------------------------------------------------------------------------

POWERCHANNEL HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000 AND 1999
--------------------------------------------------------------------------------


4.     Net Loss Per Common Share

       Net loss per common share has been computed (basic and diluted) for all periods presented and is based on the weighted average number of shares outstanding during the period.

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         PowerChannel's bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

         The Delaware GCL provides that a director or officer of a corporation
(i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made upon order by a court or a determination by (i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. PowerChannel's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered.

Registration fee......................................$73.92
OTCBB Listing Application fee.........................$
Printing and engraving expenses.......................$10,000
Legal fees and expenses...............................$24,000
Accounting fees and expenses..........................$20,000
Transfer agent and registrar fees.....................$0
Miscellaneous.........................................$0
            Total.....................................$

                                   Part II-1

Item 26.  Recent Sales of Unregistered Securities.

         PowerChannel has sold and issued within the past three years the following securities which were not registered under the Securities Act of 1933, as amended (the "Act"):

         On March 31, 1999, PowerChannel issued 18,975,000 shares of its common stock to its founders, all of whom are directors, officers or family members or affiliates of directors or officers, for nominal consideration.

         On June 7, 1999, PowerChannel issued 1,019,000 shares of its common stock to other founders for nominal consideration.

         On November 11, 1999, PowerChannel issued 500,000 shares of its common stock to investors at $.50 per share.

         On May 10, 2000, PowerChannel entered into a subscription agreement with Tom Brisco. Under this agreement, PowerChannel issued 3,540 shares of its common stock, valued at $2.50 per share, to Mr. Brisco in satisfaction of a debt owed for services rendered.

         On May 10, 2000, PowerChannel entered into an agreement with Stanton Crenshaw Communications whereby PowerChannel issued 10,961 shares of its common stock, valued at $2.50 per share, to Stanton Crenshaw as settlement and release for an alleged breach of contract.

         On June 2, 2000, PowerChannel entered into an agreement with Philip Barber. Under this agreement, PowerChannel issued 760 shares of its common stock, valued at $2.50 per share in exchange for services rendered.

         On July 4, 2000, PowerChannel entered into a settlement agreement with American Interactive Media, Inc. Pursuant to this agreement, PowerChannel issued American Interactive Media 288,000 shares of its common stock, and a warrant to purchase 50,000 shares of its common stock at $2.50 per share.

         The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the registrant.

Item 27.  Exhibits and Financial Statement Schedules.

(a)  Exhibits.

  Exhibit
   Number                             Description of Document
  --------                            -----------------------
      3.1    Certificate of Incorporation of PowerChannel.
      3.2    Bylaws of PowerChannel.
      5.1    Opinion of Parker Duryee Rosoff & Haft, P.C.*
     10.1 Form of subscription agreement between PowerChannel and each of the selling shareholders.
     10.2    Form of convertible note.
     10.3 Employment agreement between PowerChannel and James B. Gambrell IV, dated as of March 1, 2000.
     10.4 Employment agreement between PowerChannel and Steven Lampert, dated as of March 1, 2000.
     10.5 Employment agreement between PowerChannel and Michael D. Preston, dated as of March 1, 2000.
     10.6 Secondment agreement among PowerChannel, PowerChannel Europe Limited and James Gambrell, dated as
     10.7 Secondment agreement among PowerChannel, PowerChannel Europe Limited and Steven Lampert, dated as
     10.8 Secondment agreement among PowerChannel, PowerChannel Europe Limited and Michael Preston, dated
     10.9 Consulting agreement between PowerChannel Inc. and Gary Blau, dated as of January 1, 1999.
    10.10 Patent assignment by Steven Lampert to PowerChannel dated as of April 9, 1999.
    10.11 Intellectual property license agreement between PowerChannel and PowerChannel Europe Limited,
    10.12 Settlement agreement and release between PowerChannel and Stanton Crenshaw Communications, dated
    10.13 Subscription agreement between PowerChannel and Tom Brisco, dated as of May 10, 2000.

----------
     *    To be filed by amendment.

  Exhibit
   Number                             Description of Document
  --------                            -----------------------

    10.14    Termination agreement between PowerChannel and American Interactive
             Media, Inc., dated as of
    10.15    2000 Stock Option Plan.
    10.16    Declaration of trust by PowerChannel to PowerChannel Europe
             Limited, dated as of April 1, 2000.
     21.1    Subsidiaries of PowerChannel.
     23.1    Consent of Yohalem Gillman & Co., C.P.A., independent auditors.
     23.2    Consent of Parker Duryee Rosoff & Haft, P.C.  Reference is made to
             Exhibit 5.1
      27     Financial Data Schedule


Item 28.  Undertakings.

         Registrant hereby undertakes:

         (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) That for the purpose of determining any liability under the Securities Act, each post_effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file, during any period in which offers or sales are being made, a post_effective amendment to this Registration Statement:

                  (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New City, State of New York on the 10th day of August, 2000.

                                        POWERCHANNEL HOLDINGS, INC.


                                        By:    /s/ James B. Gambrell, IV
                                              --------------------------------
                                              James B. Gambrell, IV, President


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. Gambrell, IV his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates signed.



/s/ Steven Lampert                                            August 10, 2000
---------------------------------------
Steven Lampert, Director and Vice President of Marketing



/s/ James B. Gambrell, IV                                     August 10, 2000
---------------------------------------
James B. Gambrell, IV, President, Director and Chief Operating Officer



/s/ Michael Preston                                           August 10, 2000
---------------------------------------
Michael Preston, Director and  Vice President of Finance


                                   Part II-6

                                 EXHIBIT INDEX
  Exhibit
   Number                             Description of Document
  --------                            -----------------------
      3.1    Certificate of Incorporation of PowerChannel.
      3.2    Bylaws of PowerChannel.
      5.1    Opinion of Parker Duryee Rosoff & Haft, P.C.*
     10.1 Form of subscription agreement between PowerChannel and each of the selling shareholders.
     10.2    Form of convertible note.
     10.3 Employment agreement between PowerChannel and James B. Gambrell IV, dated as of March 1, 2000.
     10.4 Employment agreement between PowerChannel and Steven Lampert, dated as of March 1, 2000.
     10.5 Employment agreement between PowerChannel and Michael D. Preston, dated as of March 1, 2000.
     10.6 Secondment agreement among PowerChannel, PowerChannel Europe Limited and James Gambrell, dated as
     10.7 Secondment agreement among PowerChannel, PowerChannel Europe Limited and Steven Lampert, dated as
     10.8 Secondment agreement among PowerChannel, PowerChannel Europe Limited and Michael Preston, dated
     10.9 Consulting agreement between PowerChannel Inc. and Gary Blau, dated as of January 1, 1999.
    10.10 Patent assignment by Steven Lampert to PowerChannel dated as of April 9, 1999.
    10.11 Intellectual property license agreement between PowerChannel and PowerChannel Europe Limited,
    10.12 Settlement agreement and release between PowerChannel and Stanton Crenshaw Communications, dated
    10.13 Subscription agreement between PowerChannel and Tom Brisco, dated as of May 10, 2000.

----------
     *    To be filed by amendment.

  Exhibit
   Number                             Description of Document
  --------                            -----------------------

    10.14    Termination agreement between PowerChannel and American Interactive
             Media, Inc., dated as of
    10.15    2000 Stock Option Plan.
    10.16    Declaration of trust by PowerChannel to PowerChannel Europe
             Limited, dated as of April 1, 2000.
     21.1    Subsidiaries of PowerChannel.
     23.1    Consent of Yohalem Gillman & Co., C.P.A., independent auditors.
     23.2    Consent of Parker Duryee Rosoff & Haft, P.C.  Reference is made to
             Exhibit 5.1
      27     Financial Data Schedule